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                       AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                               CARR-GOTTSTEIN FOODS CO.
                                   JEFFRY PHILIPPS

     This Amendment No. 1 to Employment Agreement (this "Amendment") is entered into by and between Carr-Gottstein Foods Co. ("CGF") and Jeffry Philipps ("Philipps"), and is dated as of _______________, 1998.

     WHEREAS, CGF and Philipps have entered into that certain letter of understanding (the "Original Employment Agreement"), dated as of January 22, 1997; and

     WHEREAS, CGF and Philipps desire to amend the severance provisions of the Original Employment Agreement and add provisions to the Original Employment Agreement confirming payment of accrued salary and bonus upon termination of employment.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and intending to be legally bound hereby, CGF and Philipps hereby agree as follows:

     Section 1. AMENDMENT OF SUBHEADING "SEVERANCE" OF THE ORIGINAL EMPLOYMENT AGREEMENT. The subheading "SEVERANCE" of the Original Employment Agreement shall be amended as follows:

     a. The following sentences shall be added immediately after the subheading "SEVERANCE":

     "If, within twelve (12) months after the consummation of a Change of Control, Carr-Gottstein Foods Co. ("CGF") terminates your employment with CGF for any reason other than for Just Cause or you terminate your employment with CGF for any reason, CGF shall pay to you as severance pay a cash payment in an amount equal to the Severance Amount. The Severance Amount shall be payable within two (2) business days of the termination of employment. For purposes of this subheading, "Severance Amount" means the difference between
     (i) two (2) times the amount of the annual salary you were entitled to receive immediately prior to the consummation of the Change of Control (the "Annual Salary") and (ii) the portion of the Annual Salary earned by you between the date of the consummation of the Change of Control and the date of the termination of employment. For purposes of this subheading, "Change of Control" means the consummation of any of the following events on or before June 30, 1999: (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets or the outstanding common stock of CGF and its subsidiaries, on a consolidated basis, in

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     one transaction or a series of related transactions; (ii) the acquisition by any "Person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable) of beneficial ownership of 35% of outstanding shares of common stock of CGF; or (iii) a reorganization, merger (not including a merger to effectuate a reincorporation of CGF) or consolidation of CGF as a result of which the outstanding securities of CGF are exchanged for or converted into cash, property and/or securities not issued by CGF. For the purpose of this subheading, a termination for "Just Cause" shall mean a termination of employment for any of the following reasons: (i) an intentional or grossly negligent violation of any reasonable rule or regulation of the Board of Directors of CGF that results in damage to CGF or which, after notice to do so, the actor fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence in the responsibilities assigned to the actor; (iii) any wrongful or illegal conduct of the actor which has an adverse impact on CGF or which constitutes a material misappropriation of CGF assets; or (iv) the performance of services for any other company, entity, or person which directly competes with CGF during the time the actor is employed by CGF, without the written approval of the Board of Directors of CGF."

     b. The first sentence of the subheading "SEVERANCE" of the Original Employment Agreement shall be amended to delete the phrase "In the event of termination without just cause" and to add the following phrase to the beginning of such sentence:

     "If, twelve (12) or more months after the consummation of a Change in Control or at any time on or after June 30, 1999 if no Change of Control has occurred, in the event of termination without Just Cause,"

     Section 2. AMENDMENT OF ORIGINAL EMPLOYMENT AGREEMENT TO ADD NEW SUBHEADING. The Original Employment Agreement shall be amended to add a new subheading to the end of the Agreement to read as follows:

     "PAYMENT OF ACCRUED BONUS AND SALARY UPON TERMINATION:
     Notwithstanding anything in this agreement to the contrary and in addition to Severance Amounts, if any, that are payable pursuant to this Agreement, upon termination of your employment with CGF, you shall be entitled to receive the sum of (A) the accrued bonus amounts due to you under CGF's Incentive Bonus Program through the date of termination of employment plus (B) the accrued but unpaid portion of the Annual Salary earned by you through the date of termination of employment, payable at the end of the pay period following termination of employment."

     Section 3. EFFECTIVENESS. The Original Employment Agreement shall remain in full force and effect, as modified by this Amendment.


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     Section 4.  GOVERNING LAW.  This Amendment shall be governed by and construed in accordance with the laws of the State of Alaska without regard to conflicts of laws provisions thereof.

     Section 5. BINDING NATURE. This Amendment shall be binding upon and shall inure to the sole and exclusive benefit of parties hereto and their separate and respective heirs, personal representatives, successors and assigns.

     Section 6. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the day and year first above written.


          CARR-GOTTSTEIN FOODS CO.


By:
     -----------------------------------
     Name:
     Title:


          JEFFRY PHILIPPS


     -----------------------------------
     Name:



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